Consent of Independent Registered Public Accounting Firm

The Board of Directors
YOU On Demand Holdings, Inc.:

We consent to the incorporation by reference in registration statements (No. 333-183689 and 333-193786) on Form S-3/A of YOU On Demand Holdings, Inc. of our report dated March 30, 2015, with respect to the consolidated balance sheet of YOU On Demand Holdings, Inc. as of December 31, 2014, and the related consolidated statements of operations, comprehensive loss, equity and cash flows for the year ended December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10-K of YOU On Demand Holdings, Inc..

Our report dated March 30, 2015 contains an explanatory paragraph that states that YOU On Demand Holdings, Inc. incurred net losses from continuing operations and had a significant accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG Huazhen (SGP)

Beijing, China
March 30, 2015